Exhibit 99.1

Solana Company Reports Second Quarter 2026 Financial Results

Philadelphia - August 14, 2026 - Solana Company (NASDAQ: HSDT) (the “Company” or “HSDT”), a publicly listed digital asset treasury, infrastructure, and services company providing institutional access to the Solana ecosystem, today announced its results for the quarter ended June 30, 2026.

During the second quarter, the Company generated $2.5 million in revenue and achieved strategic milestones, including building out its first institutional validator cluster in Tokyo, expanding its institutional infrastructure across Asia-Pacific, growing its digital asset treasury, staking, and advisory businesses, and completing the divestiture of its legacy medical device business.

Second Quarter Operational Highlights
•Built out the Company's first institutional validator cluster in Tokyo under the Pacific Backbone initiative.
•Announced a strategic partnership with the Jito Foundation in May which is expected to expand institutional-grade Solana infrastructure across Asia-Pacific, combining Jito’s market layer technology with Pacific Backbone.
•Announced the signing of a Memorandum of Understanding with the Administration of Alatau City, Kazakhstan, to collaborate on blockchain infrastructure, enterprise adoption, education, research and policy development.
•Completed the divestiture of the legacy PoNS medical device business, removing a cash-consuming operation from the Company’s cost base.
•Delivered 15 institutional education sessions and advisory workshops with banks, asset managers and exchanges across Asia-Pacific.
•Expanded the Board of Directors with seasoned executives that have both traditional finance and digital asset experience through the appointment of Michel Lee, co-founder and investment partner at Cybertech Partners and co-founder of HashKey Group, and Sergio Mello, global head of stablecoin solutions at Anchorage Digital.

Joseph Chee, Chairman, President, and Chief Executive Officer of Solana Company, said:

“This quarter was defined by execution of our integrated flywheel strategy, expanding operations across advisory, validator infrastructure, staking and treasury. With our first validator cluster operational in Tokyo, and the legacy business fully divested, the recurring revenue streams that leverage our institutional-grade infrastructure are beginning to take root.”

Cosmo Jiang, General Partner at Pantera Capital and board director at Solana Company, said:
“The digital asset treasury market has moved from its genesis phase into an execution and consolidation phase. Capital is concentrating around the vehicles that combine institutional-grade infrastructure, transparent reporting and disciplined capital management, and execution has surpassed scale as the key differentiator. Despite the volatility in digital asset markets during the quarter, our strategy did not change: active management of accretive capital allocation, generate staking yield above the network average, and build the operating businesses that produce revenue independent of the SOL price.”

Exhibit 99.1
Second Quarter Financial Highlights
•Generated $2.5 million in revenue, driven primarily by staking revenue on the Company’s SOL holdings, bringing first half of 2026 revenue to $6.1 million.
•Earned 31.2 thousand SOL in staking rewards, which were automatically restaked to compound returns.
•Completed a registered direct offering of common stock to global institutional investors for the net proceeds of $7.9 million, led by Mirae Asset with participation from HashKey Capital.
•Repurchased approximately $2.3 million in shares during the quarter, retiring 1.3 million shares, bringing year-to-date repurchases to approximately $5.9 million.
Second Quarter 2026 Financial Results
Revenue for the second quarter of 2026 was $2.5 million, consisting of $2.5 million in staking revenue and $14 thousand of other revenue. This represents significant growth from the $43 thousand in the prior-year period, which did not include contributions from staking revenue attributable to the Company’s digital asset treasury strategy.

Cost of revenue for the second quarter of 2026 was $0.1 million, resulting in gross profit of $2.4 million, or a gross margin of approximately 97%, compared to a gross loss of $0.1 million in the prior-year period.

General and administrative expenses for the second quarter of 2026 were $11.1 million, compared with $3.3 million in the prior-year period, and $16.3 million for the first six months of 2026. The increase reflects the expansion of operations associated with the Company’s digital asset treasury and infrastructure strategy, together with $6.8 million of severance associated with the PoNS divestiture.

Net operating expenses for the second quarter of 2026 were $35.1 million, compared with $3.3 million in the prior-year period. The resulting loss from operations was $32.7 million, compared with a loss of $3.3 million in the prior-year period, and was $132.3 million for the first six months of 2026.
Nonoperating income, net, for the second quarter of 2026 was $2.4 million, including a $3.1 million gain on the sale of the PoNS business, a change in the fair value of the Company’s derivative liability of $0.3 million, and other expense of $0.3 million relating primarily to a foreign exchange loss on fluctuations in the Canadian to U.S. dollar exchange rate.

Reported net loss for the second quarter of 2026 was $30.3 million, or a loss of $0.38 per basic and diluted common share, compared with a net loss of $9.8 million, or a loss of $79.73 per basic and diluted common share, in the prior-year period.
Cash and Liquidity
At June 30, 2026, total assets were $176.1 million, including cash and cash equivalents of $3.6 million, current digital assets of $21.0 million, and $147.3 million of long-term digital assets and digital asset exposure across staked positions, restricted assets, receivables and fund investments. Common shares outstanding totaled 60.4 million, with 57.4 million outstanding as of June 30, 2026, net of treasury stock.

About Solana Company

Solana Company (Nasdaq: HSDT) is a publicly listed digital asset treasury and infrastructure company purpose-built to maximize SOL per share. The company combines active treasury management, institutional-grade staking and validator operations with bespoke advisory services for financial institutions navigating blockchain adoption. Solana Company executes a self-reinforcing flywheel designed to compound value with every turn. The company's mission is to put more SOL behind every share, bridging public capital markets with the most

Exhibit 99.1
commercially viable blockchain for institutions and financial applications. Visit https://www.solanacompany.co/ for more information.
Forward Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those expressed or implied by such statements. Forward-looking statements may include, among others, statements in relation to the expected benefits and implementation of the Company’s digital asset treasury strategy, the build-out of the Company’s validator infrastructure and advisory businesses, the expected timing and amount of validator rewards, the conversion of the Company’s advisory and third-party staking pipelines, the expected benefits of the divestiture of the Company’s legacy PoNS business, the expected benefits of the Company’s strategic partnerships and collaborations, and the Company’s future growth and operational progress.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections, and involve known and unknown risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that may affect actual results include, among others, capital requirements to achieve the Company’s business objectives; expected benefits and implementation of the Company’s digital asset treasury strategy, validator infrastructure and advisory business, strategic partnerships and collaborations, expected staking, yield and broader opportunities across the Solana ecosystem; the Company’s expected token treasury growth; the impact on the Company of global macroeconomic conditions including risks related to logistics challenges, labor shortages, disruptions in the banking system and financial markets; high levels of inflation and high interest rates on the Company’s ability to operate its business and access capital markets; the success of the Company’s business plan; the Company’s operating costs and use of cash; the Company’s ability to achieve significant revenues; and other risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and in other subsequent filings with the SEC, including its upcoming Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. These filings are available at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contact
M Group Strategic Communications (on behalf of Solana Company)
solanaco@mgroupsc.com

Exhibit 99.1

Solana Company
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,647	$7,282
Digital assets	21,000	21,000
Digital assets collateral receivable	2,312	—
Prepaid expenses and other current assets	1,787	2,873
Total current assets	28,746	31,155
Digital assets	112,329	196,724
Digital assets, restricted	18,474	39,219
Digital assets receivable	13,991	31,139
Digital assets fund investment	2,513	5,617
Other long-term assets	1	75
Total assets	$176,054	$303,929
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,291	1,890
Accrued and other current liabilities	868	1,126
Total current liabilities	2,159	3,016
Derivative liability	4,207	—
Total liabilities	6,366	3,016
Mezzanine equity
Class A common stock subject to possible redemption, $0.001 par value; 3,076,922 and 0 shares issued and outstanding, with an aggregate redemption value of $8.1 million and $0 as of June 30, 2026 and December 31, 2025, respectively	4,043	—
Stockholders' equity
Class A common stock, $0.001 par value; 800,000,000 shares authorized; 60,354,067 shares issued and 57,416,984 outstanding as of June 30, 2026 and 43,744,207 shares issued and outstanding December 31, 2025 (excluding 3,076,922 and 0 shares subject to possible redemption as of June 30, 2026 and December 31, 2025, respectively)	60	44
Additional paid-in capital	513,857	513,719
Treasury stock, at cost	(5,855)	—
Accumulated deficit	(342,644)	(212,589)
Accumulated other comprehensive loss	227	(261)
Total stockholders' equity	165,645	300,913
Total liabilities, mezzanine and stockholders' equity	$176,054	$303,929

Exhibit 99.1
Solana Company
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Staking revenue	$2,512	$—	$5,929	$—
Other revenue	14	43	218	92
Total revenue	2,526	43	6,147	92
Cost of revenue	77	96	257	217
Gross profit (loss)	2,449	(53)	5,890	(125)
Operating (income) expenses
General and administrative expenses	11,116	3,269	16,305	7,208
Unrealized (gain) loss on digital assets and digital assets receivable	(2,363)	—	86,835	—
Realized loss on digital assets	25,389	—	32,376	—
Unrealized loss on digital assets fund investment	298	—	1,983	—
Loss on digital asset derivatives	682	—	682	—
Net operating expenses	35,122	3,269	138,181	7,208
Loss from operations	(32,673)	(3,322)	(132,291)	(7,333)
Nonoperating income (expense)
Change in fair value of derivative liability	(322)	(6,028)	(322)	(5,919)
Gain on sale of business	3,065	—	3065	—
Other (expense) income	(259)	(43)	(440)	21
Financing costs	(67)	(440)	(67)	(440)
Nonoperating income (expense), net	2,417	(6,511)	2,236	(6,338)
Loss before provision for income taxes	(30,256)	(9,833)	(130,055)	(13,671)
Provision for income taxes	—	—	—	—
Net loss	(30,256)	(9,833)	(130,055)	(13,671)
Other comprehensive loss
Foreign currency translation adjustments	271	(577)	488	(628)
Comprehensive loss	$(29,985)	$(10,410)	$(129,567)	$(14,299)
Loss per share
Basic and diluted	$(0.38)	$(79.73)	$(1.66)	$(201.55)
Weighted average number of common shares outstanding
Basic and diluted	79,756,908	123,335	78,254,877	67,828